Exhibit 10(iii)

OMNIBUS AMENDMENT

TO

RESTRICTED SHARES AGREEMENTS,

PARTICIPANT GRANT AND AGREEMENTS,

1992 INCENTIVE EQUITY PLAN,

2007 INCENTIVE EQUITY PLAN,

LONG-TERM INCENTIVE PROGRAM, AND

2000 RETENTION PLAN

THIS OMNIBUS AMENDMENT is made this 31 day of December, 2008, by Cliffs Natural Resources Inc. (the “Company”).

WITNESSETH:

WHEREAS, from time to time the Company has granted restricted shares, performance shares, retention units and restricted share units to certain executives under the 1992 Incentive Equity Plan, the 2007 Incentive Equity Plan, the Long-Term Incentive Program, or the 2000 Retention Plan (the “Plans”) as such grants are set forth in certain Restricted Shares Agreements and Participant Grant and Agreements (the “Agreements”); and

WHEREAS, it is the desire of the Company to amend such Agreements and Plans in order to clarify certain provisions of the Agreements and Plans in order to ensure compliance of such Agreements and Plans with the requirements of Internal Revenue Code section 409A; and

WHEREAS, the Company has the power to amend such Agreements and Plans without the consent of the grantee unless the amendments adversely affect the grantee; and

WHEREAS, the Company has determined that the amendments contained herein do not adversely affect the grantees under the Agreements;

NOW, THEREFORE, effective December 31, 2008, the Company hereby amends all Restricted Share Agreements and Participant Grant and Agreements issued under either the 1992 Incentive Equity Plan, the 2007 Incentive Equity Plan, the Long-Term Incentive Program, or the 2000 Retention Plan which were not earned and vested prior to January 1, 2005, for purposes of Internal Revenue Code section 409A, and hereby amends the Plans as follows:

(1) The date for payment of all compensation under the Agreements and Plans including but not limited to performance shares, retention units, and restricted share units shall be as soon as reasonably possible after the end of the incentive period or retention period specified in the Agreements, but in any event no later than the end of the calendar year beginning after the end of the incentive period or retention period, unless the date of payment is deferred by the executive pursuant to, and it compliance with, the terms of the Company’s Voluntary Non-Qualified Deferred Compensation Plan.

(2) Whenever used in the Agreements or the Plans, the term “Change in Control” shall mean the occurrence of any of the following events:

(a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Agreement.

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(c) A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(d) Any one person, or more than one person acting as a group. acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change of Control. A “Business Combination” shall mean any business transaction such as a reorganization, merge or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity which as a result of such transaction owns (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company, (B) no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction and (C) at least a majority of the members of the Board of Directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of December 31, 2008, constitute the Board; provided, however, that any individual becoming a Director subsequent to December 31, 2008 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14(a)-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

For purposes of this Agreement, other than the definition of “Business Combination,” (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (ii) if a person, including an entity owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(3) It is hereby clarified that, whenever the Agreements and Plans provide that an amount owing by the grantee to the Company under the Agreements that is unpaid will be offset against the amounts owed by the Company to the grantee under the Voluntary Non-Qualified Deferred Compensation Plan, it shall be deemed to mean that the offset shall occur at the time that the amounts owed under the Voluntary Non-Qualified Deferred Compensation Plan are scheduled for payment and not at some other time. Such offset shall be deemed to constitute the payment due to him under the Voluntary Non-Qualified Deferred Compensation Plan in accordance with the time and form of payment specified under the Voluntary Non-Qualified Deferred Compensation Plan and the immediate repayment to the Company of the amounts owed under the Agreements.

(4) It is hereby clarified that, in accordance with Internal Revenue Code section 409A, whenever the Agreements and the Plans provide that the Company is not obligated to issue Shares if the issuance will violate federal or state securities law, the Shares will be issued at the earliest date at which the Company reasonably anticipates that the issuance of the Shares will not cause such violation.

(5) Whenever an underlying Plan provides that the Agreements can be adjusted in an equitable fashion in the event of a hardship or other circumstances, such adjustments shall not serve to accelerate the time or form of payment under the Agreements as clarified in Section 1 above but shall only adjust whether the grantee is vested or entitled to full or partial payment.

IN WITNESS WHEREOF, the Company has caused this Omnibus Amendment to be executed this 31 day of December, 2008.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ W. A. Brake

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